Exhibit 10.2

AMENDMENT NO. 2 TO

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of July 12, 2024, by and among The Arena Group Holdings, Inc., a Delaware corporation (“Arena”), Simplify Inventions, LLC, a Delaware limited liability company (“Simplify”), Bridge Media Networks, LLC, a Michigan limited liability company and a wholly owned subsidiary of Simplify, New Arena Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Arena (“Newco”), Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco, and Energy Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco.

W I T N E S S E T H:

WHEREAS, the parties hereto previously entered into that certain Business Combination Agreement, dated as of November 5, 2023, as amended by that certain Amendment No. 1, dated as of December 1, 2023 (as amended, the “Agreement”; any undefined capitalized terms used in this Amendment have the meanings ascribed to such terms in the Agreement).

WHEREAS, prior to the execution and delivery of this Amendment, Arena and Simplify entered into that certain Loan Agreement, dated as of March 13, 2024 (the “Simplify Loan Agreement” and, together with the documents, instruments and agreements referenced thereto, collectively, the “Simplify Loan Agreement Documents”), pursuant to which Simplify has agreed to extend a revolving loan with an aggregate borrowing capacity of up to $25 million in favor of Arena to be used for working capital and general corporate purposes (the “Simplify Loan”), such borrowings thereunder bearing interest at a rate of 10% per annum, payable monthly in arrears unless otherwise demand by Simplify, and maturing on March 13, 2026, upon the terms, and subject to the conditions, set forth in the Simplify Loan Agreement Documents, including a demand promissory note, dated as of March 13, 2024, issued by Arena in favor of Simplify, in the principal amount of $25 million, or such lesser amount as may be advanced pursuant to the Simplify Loan Agreement.

WHEREAS, pursuant to the Simplify Loan Agreement, the Simplify Loan and all of Arena’s obligations under the Simplify Loan Agreement are secured by a first priority lien on substantially all of Arena’s consolidated assets and are guaranteed by certain Subsidiaries of Arena, as guarantors, upon the terms and subject to the conditions set forth in a pledge and security agreement, dated as of March 13, 2024, by and among Arena, certain of Arena’s Subsidiaries and Simplify, and a unconditional continuing guaranty, dated as of March 13, 2024, by certain of Arena’s Subsidiaries to and for the benefit of Simplify, delivered pursuant to the Simplify Loan Agreement.

WHEREAS, upon the closing under the Simplify Loan Agreement, Arena borrowed approximately $7.7 million under the Simplify Loan, approximately $3.4 million of which was used by Arena to repay the outstanding loan balance and pay certain fees under the Arena Credit Agreement, which was terminated simultaneously upon the closing under the Simplify Loan Agreement.

WHEREAS, prior to the execution and delivery of this Amendment, Arena and Simplify entered into that certain Subscription Agreement, dated as of February 14, 2024 (the “Simplify February 2024 Subscription Agreement”), pursuant to which Arena issued and sold 5,555,555 shares of Arena Common Stock to Simplify in a private placement, on the terms and subject to the conditions set forth therein.

WHEREAS, pursuant to Section 12.03 of the Agreement, any provision of the Agreement may be amended prior to the Arena Effective Time by an instrument in writing signed by each party to the Agreement.

WHEREAS, in furtherance of the Simplify Loan and the transactions and other matters contemplated by Simplify Loan Agreement Documents and the Simplify February 2024 Subscription Agreement, among other things, the parties hereto desire to further amend the terms and provisions of the Agreement, including, but not limited to, the Exhibits attached thereto, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. Amendments to the Agreement. The Agreement is hereby amended as follows:

(a) Certain Definitions.

(i) Section 1.01(a) of the Agreement (Definitions) is hereby amended to add the following new defined terms in their appropriate alphabetical order:

“Amendment No. 2” means the Amendment No. 2 to Business Combination Agreement, dated as of July 12, 2024, by and among Arena, Simplify, Bridge Media, Newco, Merger Sub 1 and Merger Sub 2.

“Newco Series A Preferred Stock” means the Series A preferred stock of Newco, par value $0.0001 per share.

“Simplify February 2024 Subscription Agreement” means the Subscription Agreement, dated as of February 14, 2024, by and between Arena and Simplify.

“Simplify Guaranty” means the Guaranty (as such term is defined in the Simplify Loan Agreement), as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Simplify Loan Agreement” means the Loan Agreement, dated as of March 13, 2024, by and between Arena and Simplify, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Simplify Loan Agreement Documents” means the Simplify Loan Agreement, the Simplify Note, the Simplify Guaranty, the Simplify Security Agreement and such other Loan Documents (as such term is defined in the Simplify Loan Agreement) in connection therewith.

“Simplify Note” means the Note or the Notes, as applicable (as such term is defined in the Simplify Loan Agreement), as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Simplify Security Agreement” means the Security Agreement (as such term is defined in the Simplify Loan Agreement), as the same may be amended, restated, modified or supplemented and in effect from time to time.

(ii) The definitions of “Arena Credit Agreement” and “Arena Credit Agreement Consents” in Section 1.01(a) of the Agreement (Definitions) are hereby deleted in their entirety.

(iii) All references in the Agreement to “Arena Credit Agreement” are hereby deleted in their entirety and replaced with the text “Simplify Loan Agreement Documents”.

(iv) All references in the Agreement to “Newco Series L Preferred Stock” are hereby deleted in their entirety and replaced with the text “Newco Series A Preferred Stock”.

(v) All remaining references in the Agreement to “Arena Credit Agreement Consents” are hereby deleted in their entirety.

(vi) The reference to “August 5, 2024” in Section 11.01(b)(i) (Termination) is hereby deleted in its entirety and replaced with the text “November 5, 2024”.

(b) Arena Common Stock Ownership. The last sentence of Section 5.07 of the Agreement (Ownership of Company Common Stock) is hereby deleted in its entirety and replaced with the following text:

“As of the date of the Amendment No. 2, other than the shares of Arena Common Stock acquired by Simplify pursuant to the Stock Purchase Agreements and the Simplify February 2024 Subscription Agreement, Simplify and its “affiliates” or “associates” own no shares of Arena Common Stock.”

(c) Treatment of Simplify Loan Agreement and Arena Notes. Section 8.11 of the Agreement (Treatment of Arena Credit Agreement) is hereby deleted in its entirety and replaced with the following text (with the section heading re-titled “Treatment of Simplify Loan Agreement and Arena Notes”):

“Section 8.11 Treatment of Simplify Loan Agreement and Arena Notes. The net proceeds from the Preferred Stock Financing and the Common Stock Financing shall be used as follows: (a) first, to pay the accrued and unpaid interest due under the Simplify Note on or about the Closing Date; and (b) second, to repay up to $25.0 million of the principal amount of the Simplify Note on or about the Closing Date. The remaining funds from the Preferred Stock Financing and the Common Stock Financing (after giving effect to the preceding payments) will be held on the books of Newco in anticipation of the repayment of a portion of the outstanding amounts under the Arena Notes following the Closing. The parties hereto acknowledge that it may be necessary for Arena and Newco to enter into amendments to the Simplify Loan Agreement Documents and the Arena Notes and the Arena Note Purchase Agreement in connection with the Transactions, including to provide for the payment of the Simplify Note in accordance with this Section 8.11 and/or to provide for the assumption by Newco of Arena’s obligations as issuer under the Arena Notes.”

(d) Treatment of Arena Notes. Section 8.12 of the Agreement (Treatment of Arena Notes) is hereby deleted in its entirety.

(e) Exhibit G. Exhibit G of the Agreement (Directors and Officers of Arena Surviving Corporation) is hereby deleted in its entirety and replaced with the text contained in Appendix A attached to and incorporated by reference into this Amendment.

(f) Exhibit H. Exhibit H of the Agreement (Directors of Newco) is hereby deleted in its entirety and replaced with the text contained in Appendix B attached to and incorporated by reference into this Amendment.

(g) Exhibit L. Exhibit L of the Agreement (Form of Nomination Agreement) is hereby deleted in its entirety and replaced with the text contained in Appendix C attached to and incorporated by reference into this Amendment.

(h) Exhibit I-2. Exhibit I-2 of the Agreement (Form of Newco Series L Preferred Stock Certificate of Designation) is hereby deleted in its entirety and replaced with the text contained in Appendix D attached to and incorporated by reference into this Amendment.

(i) No Additional Changes. Except as specifically set forth in this Amendment, the terms and provisions of the Agreement shall remain unmodified. From and after the date of this Amendment, all references to the Agreement shall mean the Agreement as amended by this Amendment.

Section 2. Waivers. Notwithstanding anything to the contrary contained in the Agreement, including, without limitation, in Section 6.01 of the Agreement (Conduct of Arena) and Section 8.01 of the Agreement (Reasonable Best Efforts), each of Simplify and Arena (each on behalf of itself and its Affiliates party to the Agreement) hereby waives any provision in the Agreement that is, may or could be violated by any term or condition set forth in the Simplify Loan Agreement Documents, including the issuance of the Simplify Note, the execution and delivery of the Simplify Guaranty and the performance under the Simplify Loan Agreement Documents, and/or the Simplify February 2024 Subscription Agreement.

Section 3. Business Combination Agreement Provisions. The provisions of Article 12 of the Agreement (Miscellaneous) are incorporated by reference into this Amendment, mutatis mutandis, and each such provision so incorporated shall be fully enforceable against the parties to the Agreement as if fully restated in this Amendment.

Section 4. Counterparts; Facsimile Signatures. This Amendment may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Amendment, facsimile signatures shall be deemed originals, and the parties hereto agree to exchange original signatures as promptly as possible.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Amendment.

THE ARENA GROUP HOLDINGS, INC.

By:	/s/ Sara Silverstein
Name:	Sara Silverstein
Title:	Chief Executive Officer

NEW ARENA HOLDCO, INC.

By:	/s/ Sara Silverstein
Name:	Sara Silverstein
Title:	Chief Executive Officer

ENERGY MERGER SUB I, LLC

By:	/s/ Sara Silverstein
Name:	Sara Silverstein
Title:	Chief Executive Officer

ENERGY MERGER SUB II, LLC

By:	/s/ Sara Silverstein
Name:	Sara Silverstein
Title:	Chief Executive Officer

[Signature page to Amendment No. 2 to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Amendment.

SIMPLIFY INVENTIONS, LLC

By:	/s/ Shawn McCue
Name:	Shawn McCue
Title:	CFO

BRIDGE MEDIA NETWORKS, LLC

By:	/s/ Vince Bodiford
Name:	Vince Bodiford
Title:	CEO

[Signature page to Amendment No. 2 to Business Combination Agreement]

APPENDIX A

EXHIBIT G
Directors and Officers of Arena Surviving Corporation

Directors:

1.	Manoj Bhargava
2.	Vince Bodiford
3.	Cavitt Randall
4.	Christopher Petzel
5.	Christopher Fowler
6.	Laura Lee
7.	Herbert Hunt Allred

Officers:

1.	CEO – Sara Silverstein
2.	Secretary – Jennifer Conley

APPENDIX B

EXHIBIT H
Directors of Newco

1.	Manoj Bhargava
2.	Vince Bodiford
3.	Cavitt Randall
4.	Christopher Petzel
5.	Christopher Fowler
6.	Laura Lee
7.	Herbert Hunt Allred

APPENDIX C

EXHIBIT L
Form of Nomination Agreement

NOMINATION AGREEMENT

by and among

new arena holdco, INC.,

simplify inventions, llc

and

5-HOUR INTERNATIONAL CORPORATION PTE. LTD.

made and entered into effective as of

________________________ ___, 2024

Exhibit A: Form of Director Resignation

Exhibit B: Form of Indemnification Agreement

i

nominatION AGREEMENT

This Nomination Agreement (as the same may be amended or amended and restated from time to time, this “Agreement”), is made and entered into effective as of ______________ ____, 2024 (the “Effective Date”), by and among New Arena Holdco, Inc., a Delaware corporation (to be renamed “Arena Group Holdings, Inc.” following the transactions contemplated by the Transaction Agreement (as defined below)) (the “Corporation”), Simplify Inventions, LLC, a Delaware limited liability company (“SI”), and 5-Hour International Corporation Pte. Ltd., a company organized under the laws of Singapore (“5-Hour” and, together with the Corporation and SI, collectively, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Corporation, The Arena Group Holdings, Inc., a Delaware corporation (“Arena”), SI, Bridge Media Networks, LLC, a Michigan limited liability company (“Bridge Media”), Energy Merger Sub I, LLC and Energy Merger Sub II, LLC have entered into that certain Business Combination Agreement, dated as of November 5, 2023, as amended by Amendment No. 1 to Business Combination Agreement, dated as of December 1, 2023, and Amendment No. 2 to Business Combination Agreement, dated as of May [●], 2024 (as the same may be further amended from time to time, the “Transaction Agreement”); and

WHEREAS, in connection with the Transaction Agreement and the transactions contemplated thereby, and to set forth certain rights and obligations of the Parties, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Definitions

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

“5-Hour” has the meaning set forth in the Preamble.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this definition, the Corporation shall not be an Affiliate of any Stockholder and no Stockholder shall be an Affiliate of the Corporation. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership, limited liability company, membership or other ownership interests, as trustee or executor, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Arena” has the meaning set forth in the Recitals.

“Audit Committee” means the “audit committee” (within the meaning of the NYSE Rules) of the Board.

“Board” means the Board of Directors of the Corporation.

“Bridge Media” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, State of New York, are authorized or required to close.

“Bylaws” means the Amended and Restated Bylaws of the Corporation as in effect on the Effective Date, as the same may be amended or amended and restated from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on _________________ ____, 2024, as the same may be further amended or amended and restated from time to time.

“Change of Control” means (a) any consolidation or merger involving the Corporation or any of its Subsidiaries, on the one hand, and any Person or “group” (each, within the meaning of Section 13(d)(3) of the Exchange Act) of Persons, on the other hand, pursuant to which the stockholders of the Corporation immediately prior to the effectiveness of such merger or consolidation shall cease to own, directly or indirectly, a majority in voting power of the securities of the surviving or resulting entity immediately following the effectiveness of such merger or consolidation, (b) the acquisition (in one transaction or a series of related transactions) by any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons (other than the Corporation, any subsidiary of the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, or any Stockholder), of the beneficial ownership, directly or indirectly, of a majority in voting power of the then issued and outstanding Shares or (c) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, property, rights or securities of another Person) of all or substantially all of the property and assets of the Corporation and its Subsidiaries, on a consolidated basis, to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons (other than any Person at least a majority in voting power of the securities of which are owned, directly or indirectly, by the stockholders of the Corporation immediately prior to the effectiveness of such sale, lease, exchange, conveyance, transfer or other disposition, in substantially the same proportion as their ownership of the voting power of the then issued and outstanding Shares immediately prior to the effectiveness such sale, lease, exchange, conveyance, transfer or other disposition.

2

“Class/Series Director” means a Director elected by the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation having the right to elect such Director, and “Class/Series Directors” means more than one Class/Series Director.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Delaware Courts” has the meaning set forth in Section 6.12.

“Director” means a member of the Board.

“Dispute” has the meaning set forth in Section 6.12.

“Disinterested Directors” means members of the Board that are not Affiliated with, or designated by, SI, 5-Hour or any of their respective Affiliates.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Governmental Authority” means any national, state, provincial, local or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indemnifiable Expenses” has the meaning set forth in Section 2.01(f)(i).

“Indemnifiable Expenses Notice” has the meaning set forth in Section 2.01(f)(i)(B).

“Independence Requirements” means the applicable director and committee member independence requirements set forth in the NYSE Rules and, for the members of the Audit Committee, Rule 10A-3(b)(1) of the Exchange Act.

“Independent (NYSE)” means, with respect to any individual, an individual who meets the applicable Independence Requirements.

“Information” has the meaning set forth in Section 4.01(a).

“Majority Period” means the period beginning on the Effective Date and ending on the date on which SI and 5-Hour, together with their respective Permitted Transferees, no longer collectively own, of record or beneficially, in the aggregate at least fifty percent (50%) of the aggregate number of Shares then outstanding.

3

“national securities exchange” shall mean a securities exchange that has been registered with the U.S. Securities and Exchange Commission under Section 6 of the Exchange Act.

“Nominating Committee” means the “nominating committee” (within the meaning of the NYSE Rules) of the Board, which shall be comprised of at least a majority of Non-SI Directors.

“Nominating Committee Charter” means the Charter of the Nominating Committee, as adopted by the Board and in effect at the relevant time of determination.

“Non-Majority Period” means the period beginning on the date on which SI and 5-Hour, together with their respective Permitted Transferees, no longer collectively own, of record or beneficially, in the aggregate at least fifty percent (50%) of the aggregate number of Shares then outstanding and ending on the date of the termination of this Agreement in accordance with Section 5.01.

“Non-SI Director” means a Non-SI Nominee who shall have been elected to the Board, and “Non-SI Directors” means the Non-SI Nominees who shall have been elected to the Board.

“Non-SI Nominee” and “Non-SI Nominees” have the respective meanings set forth in Section 2.02(a).

“NYSE Rules” means the Corporate Governance Requirements of the NYSE American LLC Company Guide or any successor rule or similar rule of the national securities exchange on which the Common Stock is then listed.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Parties” and “Party” have the meanings set forth in the Preamble.

“Permitted Transferee” means (a) with respect to any Person, any Affiliate of such Person, (b) with respect to SI, 5-Hour and its Affiliates, and (c) with respect to 5-Hour, SI and its Affiliates.

“Person” means an individual, corporation, partnership, limited partnership, limited liability limited partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with, or publicly furnished by the Corporation to, the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) (or any successor thereto) of the Exchange Act.

“Representative” means, with respect to any Person, any and all directors, managers, general partners, officers, employees, consultants, advisors, counsel, accountants and other agents or shareholders, stockholders, members, partners or Affiliates of such Person.

4

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the relevant time.

“Shares” means (a) shares of Common Stock, (b) any securities issued in respect of, in substitution for or upon the conversion or exchange of share(s) of Common Stock, including in connection with any reclassification, subdivision, combination of share(s) of Common Stock or any merger or consolidation to which the Corporation is a constituent entity, (c) any other voting securities of the Corporation and (d) any options, warrants or other rights entitling the holder thereof to acquire shares of Common Stock from the Corporation.

“SI” has the meaning set forth in the Preamble.

“SI Director” means an SI Nominee who shall have been elected to the Board and “SI Directors” means the SI Nominees who shall have been elected to the Board.

“SI Nominee” and “SI Nominees” have the respective meanings set forth in Section 2.01(a).

“Stockholder” or “Stockholders” means SI, 5-Hour and each of their Permitted Transferees that acquires Shares after the Effective Date and is, on the relevant date of determination, the owner of record or beneficially of Shares.

“Stockholder Associated Person” or “Stockholder Associated Persons” means, with respect to any Stockholder, (a) any Affiliate of such Stockholder and (b) any Representative of such Stockholder or any of its Affiliates.

“Subsidiary” means (a) with respect to any Person, any other Person of which more than a majority of the outstanding shares or other equity interests having the power to vote for director(s), general partner(s) or manager(s) are owned, directly or indirectly, by the first Person and (b) with respect to the Corporation, shall also include Arena and Bridge Media.

“Third Party” means any Person that is not, at the time of determination, (a) the Corporation, any Subsidiary of the Corporation or any of their respective Representatives or (b) a Stockholder, a Permitted Transferee of a Stockholder or any of their respective Representatives.

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other agreement, arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition; and the term “Transferrable” shall have a correlative meaning.

“Whole Board” means the total number of directors elected by the holders of the stockholders of the Corporation generally entitled to vote in the election of directors which, for the avoidance of doubt, shall not include any Class/Series Directors.

5

Article II

Nominations

Section 2.01. Nomination of SI Nominees.

(a) Nomination of SI Nominees. SI shall be entitled to nominate for election to the Board (each, an “SI Nominee” and collectively, the “SI Nominees”):

(i) During the Majority Period, such number of individuals (which number shall be rounded down to the nearest whole number, unless as a result of rounding down to the nearest whole number, SI would be entitled to nominate less than a majority of the Whole Board, in which case such number shall be rounded up to the nearest whole number) as is determined by multiplying (A) a fraction, the numerator of which is the aggregate number of Shares then owned, of record or beneficially, by SI and 5-Hour, together with their respective Permitted Transferees, and the denominator of which is the aggregate number of Shares then outstanding, by (B) the then total number of Directors constituting the Whole Board, which, as of the Effective Date, shall be five of the seven total number of Directors constituting the Whole Board, and which individuals shall initially be Manoj Bhargava, Vince Bodiford, Cavitt Randall, Herbert Hunt Allred and Christopher Fowler;

(ii) During the Non-Majority Period, such number of individuals (which number shall be rounded up to the nearest whole number, unless as a result of rounding up to the nearest whole number SI would be entitled to nominate a number of individuals that would constitute a majority of the Whole Board, in which case such number shall be rounded down to the nearest whole number) as is determined by multiplying (A) a fraction, the numerator of which is the aggregate number of Shares then owned, of record or beneficially, by SI and 5-Hour, together with their respective Permitted Transferees, and the denominator of which is the aggregate number of Shares then outstanding, by (B) the then total number of Directors constituting the Whole Board; and

(iii) In the event of the death, resignation, disqualification or removal of any SI Director, an individual to fill the vacancy resulting from such death, resignation, disqualification, removal or other cause.

(b) Independence Requirements. During the Majority Period, the SI Nominees shall include such number of Independent (NYSE) Nominees as shall be necessary to enable the Corporation to satisfy the Independence Requirements.

(c) Procedure for Nominating SI Nominee or SI Nominees.

(i) In the case of an annual meeting of stockholders of the Corporation, a nomination pursuant to Section 2.01(a) shall be made by written notice delivered to the Corporation not later than the close of business on the ninetieth (90th) day prior to the preceding year’s annual meeting of stockholders of the Corporation; provided, however, in the event that the annual meeting of stockholders of the Corporation is more than thirty (30) days before or more than seventy (70) days after such anniversary date, such notice must be delivered to the Corporation not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting of stockholders of the Corporation or (B) the tenth (10th) day following the day on which Public Announcement of the date of such annual meeting of stockholders of the Corporation is first made by the Corporation.

6

(ii) In the event of the death, resignation, disqualification or removal of any SI Director, the Corporation shall provide SI written notice thereof promptly after such death, resignation, disqualification or removal.

(iii) In the event of the death, resignation, disqualification or removal of any SI Director, a nomination pursuant to Section 2.01(a) shall be made by written notice delivered to the Corporation no later than the close of business on the thirtieth (30th) day after SI’s receipt of the written notice required by Section 2.01(c)(ii).

(iv) A written notice required by Section 2.01(c)(i) or Section 2.01(c)(iii) shall include (A) the name of each SI Nominee, (B) all information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case, pursuant to and in accordance with Regulation 14A under the Exchange Act, to the extent the Exchange Act is applicable to such SI Nominee or the Corporation, and (C) all information reasonably requested by the Nominating Committee in connection with assessing eligibility, independence and other criteria applicable to all directors of the Corporation or satisfying compliance and legal or regulatory obligations of the Corporation.

(d) Submission of SI Nominee or SI Nominees to the Stockholders of the Corporation. The Corporation shall submit to the stockholders of the Corporation for election at any meeting thereof held for the purpose of electing Directors, an SI Nominee or SI Nominees, as applicable. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Nominating Committee determines, in good faith, after consultation with outside legal counsel, that (A) such submission would constitute a breach of fiduciary duties to the Corporation and the Corporation’s stockholders or (B) any SI Nominee is unqualified for service on the Board due to such SI Nominee’s failure to meet any director qualification requirements set forth in the Certificate of Incorporation or the Bylaws, then the Corporation shall not be required to effect such submission and shall notify SI promptly (and in no event more than twenty-four (24) hours after such determination) of such determination and the reasons therefor in writing, and SI shall be entitled to nominate a new individual or new individuals, as applicable, for election to the Board as an SI Nominee or SI Nominees, as applicable, within thirty (30) days of SI’s receipt of such notice from the Corporation and without regard to the time periods otherwise set forth in Section 2.01(c)(i) or Section 2.01(c)(iii).

(e) Procurement of Nominee Resignation. In furtherance of the provisions of Section 2.01(a), immediately upon the election of any SI Director, SI shall procure from such SI Director his or her irrevocable resignation from the Board, conditioned upon, and effectively immediately upon, the termination of this Agreement in accordance with Section 5.01(a) or Section 5.01(c), which resignation shall, in each case, be substantially in the form attached hereto and incorporated herein by reference as Exhibit A. Additionally, promptly upon the commencement of a Non-Majority Period, SI shall take all lawful actions to cause a number of SI Directors to resign from the Board such that, after giving effect to such resignation or resignations, the SI Directors no longer constitute a majority of the Whole Board. SI hereby covenants and agrees that it shall take all lawful actions, if any, necessary or desirable to give effect to the resignation of any SI Director pursuant to this Section 2.01(e).

7

(f) Indemnity Contribution.

(i) The Corporation, on the one hand, and SI, on the other hand, agrees that, to the extent that SI or any of its Affiliates indemnifies and/or advances expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to any SI Director that the Corporation is obligated to indemnify or advance under the Certificate of Incorporation, the Bylaws or any agreement between the Corporation and such SI Director (including an indemnification agreement entered into pursuant to Section 2.05) (collectively, the “Indemnifiable Expenses”):

(A) As between the Corporation, on the one hand, and SI or any of its Affiliates, on the other hand, the Corporation shall be primarily liable for the Indemnifiable Expenses, regardless of whether SI or any of its Affiliates are permitted or obligated to pay such Indemnifiable Expenses and regardless of any rights or claims that any SI Director may have against SI or any of its Affiliates;

(B) Within ninety (90) days of the Corporation’s receipt of a written notice from SI or any of its Affiliates of SI’s or any of its Affiliates’ payment of any Indemnifiable Expenses to any SI Director, together with the aggregate dollar amount of the Indemnifiable Expenses (an “Indemnifiable Expenses Notice”), the Corporation shall reimburse SI or its relevant Affiliate or Affiliates for the full amount of any Indemnifiable Expenses set forth in the Indemnifiable Expenses Notice; and

(C) The Corporation waives, relinquishes and releases SI and its Affiliates from any and all claims for contribution, subrogation, indemnification or any other recovery in respect of the Indemnifiable Expenses.

(ii) Notwithstanding anything in Section 2.01(f)(i) to the contrary and to the fullest extent permitted by Applicable Law, the Indemnifiable Expenses Notice shall be required to include solely and exclusively a description of the general nature of the Indemnifiable Expenses and the aggregate amount of the Indemnifiable Expenses sought and shall not be required to include, contain or reveal, as applicable, (A) any certification of counsel, (B) any information that would jeopardize the protection of the attorney-client, work product or similar protection or privilege, (C) confidential information (other than the Information), (D) the hourly rates, time spent or time entries of relevant counsel, (E) the individual names or seniority of relevant counsel or (F) any other information.

8

Section 2.02. Nomination of Non-SI Nominees.

(a) Non-SI Nominees. SI and 5-Hour acknowledge and agree that the Nominating Committee shall nominate for election to the Board in accordance with the Organizational Documents and the Nominating Committee Charter the number of individuals set forth below, each of whom shall (x) not be a Stockholder Associated Person and (y) except as hereinafter provided, be Independent (NYSE), as determined in the good faith judgment of the Nominating Committee and solely to the extent required for the Corporation to satisfy the Independence Requirements (each, a “Non-SI Nominee” and, collectively, the “Non-SI Nominees”):

(i) During the Majority Period, such number of individuals as determined by subtracting from the then total number of Directors constituting the Whole Board the number of SI Nominees determined pursuant to Section 2.01(a)(i) or Section 2.01(b), as applicable, which, as of the Effective Date, shall be two of the seven total number of Directors constituting the Whole Board, and which individuals shall initially be Christopher Petzel and Laura Lee;

(ii) In the event of the death, resignation, disqualification or removal of any Non-SI Director, an individual to fill the vacancy resulting from such death, resignation, disqualification, removal or other cause; and

(iii) In the event of the removal or resignation of an SI Director pursuant to Section 2.01(e) upon the commencement of the Non-Majority Period, an individual to fill the vacancy resulting from such removal or resignation;

provided, however, that nothing in this Section 2.02(a) shall require the Nominating Committee to nominate any individual as a Non-SI Nominee in violation of its fiduciary duties to the Corporation and the Corporation’s stockholders.1

(b) Submission of Non-SI Nominee or Non-SI Nominees to the Stockholders of the Corporation. SI and 5-Hour acknowledge and agree that the Corporation shall submit to the stockholders of the Corporation, for election to the Board at any meeting thereof held for the purpose of electing Directors, a Non-SI Nominee or Non-SI Nominees, as applicable. For the avoidance of doubt, nothing in this Section 2.02(b) is intended to limit or restrict the obligation of the Corporation to submit to the stockholders of the Corporation, for election to the Board at any meeting thereof held for the purpose of electing Directors, an SI Nominee or SI Nominees in accordance with Section 2.01(c)(iv).

Section 2.03. Certain Limitations.

(a) SI acknowledges and agrees that it shall not make any nomination or nominations of individuals for election to the Board by the stockholders of the Corporation generally entitled to vote, other than the SI Nominees pursuant to Section 2.01(a). For the avoidance of doubt, the foregoing sentence shall not limit the right of SI or any of its Permitted Transferees to make any nomination or nominations for election of individuals for election to the Board as Class/Series Directors.

(b) For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, SI’s right to nominate the SI Nominees pursuant to Section 2.01(a) is personal to SI and not Transferrable to any other Person.

1 NOTE TO DRAFT: For so long as there are only two members of the audit committee, the audit committee shall be comprised of one SI director and one non-SI director. Composition of audit committee to be discussed if more than two members.

9

Section 2.04. D&O Insurance. As soon as practicable after the Effective Date, to the extent not already obtained, the Corporation shall obtain director and officer insurance providing coverage to the Directors (including the SI Directors and the Non-SI Directors), to the extent approved by the Board. From and after the Effective Date and until the termination of this Agreement in accordance with Section 5.01, the Corporation shall continue to maintain such insurance.

Section 2.05. Indemnification Agreement. Immediately upon the election of any Director (including any SI Director and any Non-SI Director) to the Board, the Corporation and such Director shall enter into an indemnification agreement, substantially in the form attached hereto as Exhibit B, with effect as of the date of such Director’s election to the Board.

Section 2.06. No Right of Employment Conferred. This Agreement does not, and is not intended to, confer upon any Director any rights with respect to employment by the Corporation, the Corporation’s Subsidiaries or their respective Affiliates, and nothing in this Agreement should be construed to have created any employment agreement with any Director.

Article III

Election and Removal of Directors

Section 3.01. Election of Director Nominees. Each of SI and 5-Hour shall vote or cause to be voted (at a duly called and noticed annual or special meeting of stockholders of the Corporation or by consent in lieu of a meeting of stockholders of the Corporation (to the extent not prohibited by the Certificate of Incorporation)) all Shares owned of record or beneficially by such Person or over which such Person has voting control so as to cause each SI Nominee and each Non-SI Nominee to be elected to the Board.

Section 3.02. Removal of Directors. Except as provided in this Section 3.02, each of SI and 5-Hour agrees not to take any action to remove, with or without cause, any SI Director or any Non-SI Director; provided, however, upon the written request of (a) SI to remove any SI Director or (b) the Nominating Committee to remove any Non-SI Director, as the case may be, each of SI and 5-Hour shall vote or cause to be voted (at a duly called and noticed annual or special meeting of the stockholders of the Corporation or by consent in lieu of a meeting of the stockholders of the Corporation (to the extent not prohibited by the Certificate of Incorporation)) all Shares owned of record or beneficially by such Person or over which such Person has voting control so as to cause the removal of such SI Director or such Non-SI Director, as applicable.

10

Article IV

Confidentiality; Information Rights; Transactions With Affiliates

Section 4.01. Confidentiality.

(a) Each Stockholder shall, and shall cause such Stockholder’s Representatives to, (i) keep confidential and not disclose any information (including all budgets, business plans and analyses) concerning the Corporation or its Subsidiaries or any of their respective stockholders, partners or members, including the Corporation’s or its Subsidiaries’ assets, business, operations, financial condition or prospects (collectively, “Information”) to a Third Party, and (ii) use Information solely and exclusively in connection with (A) such Stockholder’s record or beneficial ownership of Shares and/or shares of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Certificate of Incorporation, (B) such Stockholder’s rights or obligations under the Organizational Documents and (C) such Stockholder’s or such Stockholder’s Representative’s rights or obligations under any agreement, arrangement or understanding between or among such Stockholder or such Stockholder’s Representatives, on the one hand, and the Corporation and/or any Subsidiary of the Corporation, on the other hand, including this Agreement; provided, however, that nothing in this Section 4.01(a) shall prevent any Stockholder or any of its Representatives from disclosing Information (1) upon the order of any Governmental Authority or administrative agency, (2) upon the request or demand of any regulatory agency or authority having jurisdiction over such Person, (3) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests and (4) to the extent necessary in connection with the exercise of any right or remedy (x) as a record or beneficial owner of Shares and/or shares of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Certificate of Incorporation, (y) under the Organizational Documents or (z) any agreement, arrangement or understanding between or among such Stockholder or such Stockholder’s Representatives, on the one hand, and the Corporation and/or any Subsidiary of the Corporation, on the other hand, including this Agreement; provided, further, that in the case of clause (1), (2) or (3), such Stockholder shall use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available. Each Stockholder shall be liable to the Corporation for any breach of this Section 4.01(a) by such Stockholder and such Stockholder’s Representatives.

(b) The restrictions of Section 4.01(a) shall not apply to Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the applicable Stockholder or such Stockholder’s Representatives in violation of this Agreement; (ii) is or becomes available to the applicable Stockholder or such Stockholder’s Representatives on a non-confidential basis prior to its disclosure to the receiving Person; (iii) is or has been independently developed or conceived by the applicable Stockholder or such Stockholder’s Representatives without use of the Information; or (iv) becomes available to such Stockholder or such Stockholder’s Representatives on a non-confidential basis from a source other than the Corporation or any Subsidiary of the Corporation; provided, that such source is not known by the recipient of the Information to be bound by a confidentiality agreement or to be bound by any other confidentiality obligation (legal, fiduciary or contractual).

(c) All Information shall be and shall remain the property of the Corporation.

Section 4.02. Information Rights.

(a) The Corporation shall deliver to each Stockholder the annual budget of the Corporation and its Subsidiaries with respect to an upcoming year by no later than thirty (30) days before the start of each fiscal year.

(b) Upon the written request by any SI Director, the Corporation shall deliver such other information as such SI Director shall reasonably request.

(c) The Corporation shall permit any SI Director to visit and inspect the Corporation’s properties, examine its books of account and records, and discuss the Corporation’s affairs, finances and accounts with its management officers, employees, and accounting and legal advisers, in each case, at such reasonable times and in reasonable length as may be requested by such SI Director and approved in advance by the Corporation.

11

Article V

Term and Termination

Section 5.01. Termination of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall terminate upon the earliest to occur of:

(a) The date on which SI, together with its Permitted Transferees, no longer own of record or beneficially in the aggregate at least fifteen percent (15%) of the aggregate number of Shares then outstanding;

(b) The dissolution of the Corporation; and

(c) The consummation of a Change of Control.

Section 5.02. Effect of Termination of this Agreement.

(a) The termination of this Agreement pursuant to Section 5.01 shall terminate all rights and obligations of the Parties under this Agreement, except that such termination shall not effect:

(i) The legal existence of the Corporation;

(ii) The obligation of a Party to pay any amounts (including damages and reasonable attorneys’ fees) arising on or incurred prior to the date of termination, or as a result of or in connection with such termination;

(iii) The rights that any Stockholder may have by operation of law as a stockholder of the Corporation, including under the Organizational Documents; or

(iv) The rights or obligations contained in this Agreement which, by their terms, are intended to survive termination of this Agreement.

(b) Each of this Section 5.02 and Section 5.01, Section 6.02, Section 6.11, Section 6.12, Section 6.13 and Section 6.14 shall survive any termination of this Agreement.

Article VI

Miscellaneous

Section 6.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Person incurring such costs and expenses.

12

Section 6.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by an internationally recognized courier (receipt requested) or (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the Parties at the following addresses (or at such other address as any Party shall specify in a notice given in accordance with this Section 6.02):

If to the Corporation:	New Arena Holdco, Inc. c/o The Arena Group Holdings, Inc. 200 Vesey Street, 24th Floor New York, NY 10281 Attention: General Counsel Email: legal@thearenagroup.net with copies to (which shall not constitute notice), to

Fenwick & West LLP 401 Union Street, 5th Floor Seattle, WA 98101 Attention: Robert Freedman Email: rfreedman@fenwick.com

If to SI:	Simplify Inventions, LLC 38955 Hills Tech Drive Farmington Hills, MI 48331 Email: CFowler@MBXGroup.com Attention: Christopher Fowler

with copies to (which shall not constitute notice), to

Greenberg Traurig, LLP One Vanderbilt Avenue New York, NY 10017 Email: Alan.Annex@gtlaw.com Attention: Alan I. Annex

and

Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, DC 20004-2541 Attention: Jennifer E. Breen, Esq. Email: jennifer.breen@morganlewis.com

13

If to 5-Hour:	5-Hour International Corporation Pte. Ltd. c/o Renew Group Private Limited 463, MacPherson Road Singapore 368181 Email: wengpeng@renewgpl.com Attention: Low Weng Peng, Board Member

Section 6.03. Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, amended and restated, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits attached to this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

Section 6.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction to the fullest extent permitted by Applicable Law. Upon such determination that any term or other provision is invalid, illegal or unenforceable, each of the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06. Entire Agreement. This Agreement and the Organizational Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

14

Section 6.08. No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09. Amendment and Modification. This Agreement may only be amended, modified or supplemented in a writing executed and delivered by all of the Parties and, in the case of the Corporation, only if authorized by a resolution of a duly designated committee of the Board comprised of Disinterested Directors.

Section 6.10. Waiver. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver by the Corporation shall be effective unless authorized by a resolution of a duly designated committee of the Board comprised of Disinterested Directors.

Section 6.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

Section 6.12. Jurisdiction. To the fullest extent permitted by Applicable Law, each of the Parties (a) hereby irrevocably and unconditionally agrees that any claim, suit, action or other proceeding arising out of, based upon or related to this Agreement or the transactions contemplated by this Agreement (a “Dispute”) shall be brought solely and exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over a particular Dispute, another state or federal court located within the State of Delaware (the “Delaware Courts”), (b) hereby irrevocably and unconditionally submits to the sole and exclusive jurisdiction of the Delaware Courts with regard to any Dispute, (c) agrees not to commence any Dispute except in the Delaware Courts and (d) hereby waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Dispute, any claim that such Person is not subject personally to the jurisdiction of the Delaware Courts, that such Person’s property is exempt or immune from attachment or execution, that such Dispute brought in an inconvenient forum, that the venue of such Dispute is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by the Delaware Courts. To the fullest extent permitted by Applicable Law, each of the Parties consents to and agrees that service of process, summons, notice or document given in the manner and to the address set forth in Section 6.02 or in any other manner permitted by Applicable Law shall be effective service of legal process.

Section 6.13. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY WAIVES SUCH PARTY’S RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE SCOPE OF THE FOREGOING WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS SECTION 6.13 HAS BEEN FULLY DISCUSSED BY THE PARTIES, AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH OF THE PARTIES HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

15

Section 6.14. Equitable Remedies. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged and money damages alone would be inadequate in the event of a breach or threatened breach by such Party of any of such Party’s obligations under this Agreement and further acknowledges and agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, to the fullest extent permitted by Applicable Law and in addition to any and all other rights and remedies that may be available to each of them in respect of such breach, be entitled to an injunction from the Delaware Courts (without, to the fullest extent permitted by Applicable Law, any requirement to post bond) granting other Party specific performance by such breaching Party of such Party’s obligations under this Agreement. In the event of any claim, suit, action or proceeding to specifically enforce the covenants contained in this Agreement, each of the Parties hereby waives, to the fullest extent permitted by Applicable Law, any defense that there is an adequate remedy at law.

Section 6.15. Acknowledgement. The parties to this Agreement acknowledge and agree that Greenberg Traurig, LLP acts as counsel for SI and that Greenberg Traurig, LLP does not represent the Corporation or 5-Hour in connection with this Agreement or the transactions contemplated by this Agreement and is not providing any advice to the Corporation in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Corporation and 5-Hour acknowledges having been advised to obtain separate counsel with respect to this Agreement and the transactions contemplated by this Agreement and having had sufficient opportunity to consult with counsel of such Person’s choosing.

Section 6.16. Representations and Warranties.

(a) SI. As of the Effective Date, SI hereby represents and warrants to each of the Corporation and 5-Hour that: (i) SI’s execution and delivery of this Agreement and performance of SI’s obligations under this Agreement have been duly authorized by all necessary limited liability company action and do not violate any Applicable Law applicable to SI or SI’s organizational documents; and (ii) this Agreement has been duly executed and delivered by SI and constitutes a legal, valid and binding agreement of SI, enforceable against SI in accordance with its terms.

(b) 5-Hour. As of the Effective Date, 5-Hour hereby represents and warrants to each of the Corporation and SI that: (i) 5-Hour’s execution and delivery of this Agreement and performance of 5-Hour’s obligations under this Agreement have been duly authorized by all necessary company action and do not violate any Applicable Law applicable to 5-Hour or 5-Hour’s organizational documents; and (ii) this Agreement has been duly executed and delivered by 5-Hour and constitutes a legal, valid and binding agreement of 5-Hour, enforceable against 5-Hour in accordance with its terms.

(c) Corporation. As of the Effective Date, the Corporation hereby represents and warrants to each of SI and 5-Hour that: (i) the Corporation’s execution and delivery of this Agreement and performance of its obligations under this Agreement have been authorized by all necessary corporate action and do not violate any Applicable Law applicable to the Corporation or the Organizational Documents; and (ii) this Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms.

Section 6.17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature pages follow]

16

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

NEW ARENA HOLDCO, INC.

By:
Name:
Title:

[Signature Page to Nomination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

SIMPLIFY INVENTIONS, LLC

By:
Name:
Title:

[Signature Page to Nomination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

5-HOUR INTERNATIONAL CORPORATION PTE LTD.

By:
Name:
Title:

[Signature Page to Nomination Agreement]

EXHIBIT A

Form of Director Resignation

_______________ ___, 202__

New Arena Holdco, Inc.

________________________

________________________

________________________

Re:	Resignation as Director of New Arena Holdco, Inc.

Ladies and Gentlemen:

Pursuant to Section 2.01(e) of that certain Nomination Agreement, made and entered into effective as of ___________ ____, 2024, by and among Arena Group Holdings, Inc. (formerly known as New Arena Holdco, Inc.) (the “Corporation”), Simplify Inventions, LLC and 5-Hour International Corporation Pte. Ltd. (as the same may be amended or amended and restated from time to time, the “Nomination Agreement”), I hereby resign irrevocably as a director of Corporation, conditioned and immediately effective upon the termination of the Nomination Agreement pursuant to Section 5.01(a) or Section 5.01(c) of the Nomination Agreement.

I hereby authorize and direct that this resignation be filed with the Secretary of the Corporation.

Sincerely,

[Name of Director]

EXHIBIT A

Exhibit B

Indemnification Agreement

(Attached)

EXHIBIT B

APPENDIX D

EXHIBIT I-2
Form of Newco Preferred Stock Certificate of Designation

CERTIFICATE OF DESIGNATION

OF

Series A PREFERRED STOCK

OF

NEW ARENA HOLDCO, inc.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

New Arena Holdco, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Series A Preferred Stock:

Section 1. Designation and Number of Shares. The shares of such series shall be designated as “Series A Preferred Stock,” par value $0.0001 per share, of the Corporation (the “Series A Preferred Stock”), and the number of shares constituting such series shall be Eighty Five Thousand (85,000).

Section 2. Definitions. The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended or amended and restated from time to time, this “Certificate of Designation”):

(a) “Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this definition, the Corporation shall not be an Affiliate of any holder of the Series A Preferred Stock and no holders of the Series A Preferred Stock shall be an Affiliate of the Corporation. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership, limited liability company, membership or other ownership interests, as trustee or executor, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

(b) “Average Price” shall mean, in respect of any securities, as of any day or relevant period (as applicable): (i) the volume weighted average price for such securities on a National Securities Exchange for such day or relevant period (as applicable) as reported by Bloomberg Finance Markets (“Bloomberg”) through its “Volume at Price” functions; (ii) if, as determined by the Board of Directors, a National Securities Exchange is not the principal securities exchange or trading market for such securities, the volume weighted average of such securities for such day or relevant period (as applicable) on the securities exchange or trading market for such securities determined by the Board of Directors to be the principal securities exchange or trading market for such securities as reported by Bloomberg through its “Volume Price” functions; (iii) if the foregoing clauses (i) and (ii) do not apply, the last closing trading price for such day or the average of the last closing trading prices for such relevant period (as applicable) of such securities in the over-the-counter market on the electronic bulletin board for such securities as reported by Bloomberg; (iv) if the forgoing clauses (i) and (ii) do not apply, and no last closing trade price for such day or relevant period (as applicable) is reported by Bloomberg, the last closing ask price for such day or the average of the last closing ask prices for such relevant period (as applicable) of such securities as reported by Bloomberg; or (v) if the forgoing clauses (i)-(iv) do not apply, the fair market value of such securities for such day or relevant period (as applicable) as determined by the Board of Directors.

(c) “Bloomberg” shall have the meaning set forth in the definition of “Average Price.”

(d) “Board of Directors” shall mean the Board of Directors of the Corporation.

(e) “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, State of New York, are authorized or required to close.

(f) “Certificate of Incorporation” shall mean the certificate of incorporation of the Corporation (including this Certificate of Designation and any other certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock), as the same may be amended or amended and restated.

(g) “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

(h) “Disinterested Directors” shall mean the members of the Board of Directors that are not Affiliated with, or designated by any holder of the Series A Preferred Stock or any of their respective Affiliates.

(i) “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

(j) “Liquidation Proceeds” shall have the meaning set forth in Section 4(a).

(k) “National Securities Exchange” shall mean the Nasdaq Stock Market, the New York Stock Exchange or any other national securities exchange.

(l) “Person” shall mean an individual, corporation, partnership, limited partnership, limited liability limited partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(m) “Qualifying Merger” shall mean: (i) a merger or consolidation to which the Corporation is a constituent entity and which results in fifty percent (50%) or more of the capital stock or similar equity interest of the surviving, resulting or consolidated entity or fifty percent (50%) or more of the voting power of the capital stock or similar equity interest of the surviving, resulting or consolidated entity, in either case, being held by Persons other than the Persons that, immediately prior to the effective time of such merger or consolidation, owned fifty percent (50%) or more of the capital stock of the Corporation or fifty percent (50%) or more the voting power of the capital stock of the Corporation; or (ii) a merger or consolidation to which any one or more of the Corporation’s subsidiaries is a constituent entity and which results in fifty percent (50%) or more of the capital stock of the Corporation or fifty percent (50%) or more of the voting power of the capital stock of the Corporation, in either case, being held by Persons other than the Persons that, immediately prior to the effective time of such merger or consolidation, owned fifty percent (50%) or more of the capital stock of the Corporation or fifty percent (50%) or more of the voting power of the capital stock of the Corporation.

(n) “Qualifying Merger Consideration” shall have the meaning set forth in Section 4(b).

(o) “Qualifying Sale” shall mean any sale, lease or exchange of all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises. For purposes of this definition of Qualifying Sale only, the property and assets of the Corporation shall include the property and assets of any subsidiary (as defined in Section 271(c) of the General Corporation Law) of the Corporation.

(p) “Qualifying Sale Consideration” shall have the meaning set forth in Section 4(c).

(q) “Securities Act” shall mean the Securities Act of 1933, as amended.

(r) “Series A Dividend Junior Stock” shall mean the Common Stock and any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking junior to the Series A Preferred Stock as to dividends.

(s) “Series A Dividend Parity Stock” shall mean any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking pari passu to the Series A Preferred Stock as to dividends.

(t) “Series A Dividend Payment Date” shall have the meaning set forth in Section 3(b).

(u) “Series A Dividend Period” shall mean the period from and including any Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date; provided, however, that the first Series A Dividend Period shall be the period from and including the Series A Original Issue Date to, but excluding, the first Series A Dividend Payment Date.

(v) “Series A Dividend Per Share” shall have the meaning set forth in Section 3(a).

(w) “Series A Dividend Rate” shall mean, for each share of Series A Preferred Stock outstanding on the Series A Dividend Record Date, ten percent (10%) per annum of the Series A Original Issue Price.

(x) “Series A Dividend Record Date” shall have the meaning set forth in Section 3(b).

(y) “Series A Dividend Senior Stock” shall mean any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking senior to the Series A Preferred Stock as to dividends.

(z) “Series A Liquidation Junior Stock” shall have the meaning set forth in Section 4(a).

(aa) “Series A Liquidation Parity Stock” shall have the meaning set forth in Section 4(a).

(bb) “Series A Liquidation Senior Stock” shall have the meaning set forth in Section 4(a).

(cc) “Series A Maturity Date” shall mean the first day that is a Business Day after the fifth (5th) anniversary of the Series A Original Issue Date.

(dd) “Series A Original Issue Date” shall mean the day of the first issuance of any share or shares of Series A Preferred Stock.

(ee) “Series A Original Issue Price” shall mean $1,000 per share of Series A Preferred Stock.

(ff) “Series A Preference Price” shall mean, with respect to an outstanding share of Series A Preferred Stock, the Series A Original Issue Price (as adjusted for any split or subdivision of issued shares of Series A Preferred Stock, any combination of issued shares of Series A Preferred Stock or a reclassification or recapitalization of issued shares of Series A Preferred Stock (other than a split or subdivision or combination), in each case, occurring after the Series A Original Issue Date), plus the aggregate amount of dividends then accrued on such share of Series A Preferred Stock and not previously declared and paid or set aside for payment.

(gg) “Series A Qualifying Merger Junior Stock” shall have the meaning set forth in Section 4(b).

(hh) “Series A Qualifying Merger Parity Stock” shall have the meaning set forth in Section 4(b).

(ii) “Series A Qualifying Merger Senior Stock” shall have the meaning set forth in Section 4(b).

(jj) “Series A Qualifying Sale Junior Stock” shall have the meaning set forth in Section 4(c).

(kk) “Series A Qualifying Sale Parity Stock” shall have the meaning set forth in Section 4(c).

(ll) “Series A Qualifying Sale Senior Stock” shall have the meaning set forth in Section 4(c).

(mm) “Series A Redemption Date (Corporation)” shall have the meaning set forth in Section 8(a).

(nn) “Series A Redemption Date (Holder)” shall have the meaning set forth in Section 7(a).

(oo) “Trading Day” shall mean any day on which the National Securities Exchange is open for business (other than a day on which the National Securities Exchange is scheduled to or does close prior to its regular weekday closing time).

Unless the context otherwise requires: (i) the word “or” is not exclusive; (ii) the words “including” or “includes” shall be deemed to be following by “without limitation”; (iii) words in the singular include the plural and in the plural include the singular; and (iv) the words “herein,” “hereof” and “hereunder” or words of similar import refer to this Certificate of Designation as a whole and not to a particular Section, subsection or clause of this Certificate of Designation.

Section 3. Preferential Dividends.

(a) Series A Dividend Per Share. Subject to the rights of the holders of Series A Dividend Senior Stock, for so long as any shares of Series A Preferred Stock shall be outstanding, the holders of shares of Series A Preferred Stock shall be entitled to receive, out of assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend on the Series A Dividend Junior Stock, and on a pari passu basis with respect to any declaration or payment of any dividend on any Series A Dividend Parity Stock, dividends for each Series A Dividend Period, when, as and if declared by the Board of Directors, in an amount per share of Series A Preferred Stock then outstanding equal to the Series A Dividend Rate (the “Series A Dividend Per Share”). If the dividend to be distributed among the holders of the Series A Preferred Stock and the Series A Dividend Parity Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire amount legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the Series A Dividend Parity Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

(b) Payment of Series A Dividend. The Series A Dividend Per Share shall be paid on June 30th and December 31st of each calendar year or, if such day is not a Business Day, the next Business Day (each, a “Series A Dividend Payment Date”); provided, however, that the first Series A Dividend Payment Date shall be the first Series A Dividend Payment Date that is at least fifteen (15) calendar days after the Series A Original Issue Date. The Series A Dividend Per Share shall be paid to the holders of record of outstanding shares of Series A Preferred Stock on each Series A Dividend Payment Date (each, a “Series A Dividend Record Date”); provided, however, that the first Series A Dividend Record Date shall be the first Series A Dividend Payment Date. The amount of Series A Dividend Per Share payable on the outstanding shares of Series A Preferred Stock in respect of any Series A Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months; provided that the amount of Series A Dividend Per Share payable on the outstanding shares of Series A Preferred Stock in respect of the first Series A Dividend Period shall be computed on the basis of (x) a 360-day year consisting of twelve 30-day months and (y) actual days elapsed over a 30-day month.

(c) Form of Series A Dividend Per Share. The Series A Dividend Per Share shall be paid in shares of Series A Preferred Stock, such number of shares of Series A Preferred Stock to be determined by dividing the Series A Dividend Per Share by the Series A Original Issue Price.

(d) Cumulation of Preferential Dividends. Dividends on the outstanding shares of Series A Preferred Stock shall begin to accrue and be cumulative from the Series A Original Issue Date and shall compound on each subsequent Series A Dividend Payment Date. Dividends on the outstanding shares of Series A Preferred Stock that are not declared and paid on the relevant Series A Dividend Payment Date to the holders thereof on the relevant Series A Dividend Record Date pursuant to this Section 3 shall cumulate semi-annually at the Series A Dividend Rate.

Section 4. Liquidation, Dissolution or Winding Up; Qualifying Merger; Qualifying Sale.

(a) Liquidation, Dissolution or Winding Up. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking senior to Series A Preferred Stock as to a liquidation, dissolution or winding up of the Corporation (the “Series A Liquidation Senior Stock”), in the event of the Corporation’s liquidation, dissolution or winding up, the holders of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to the Corporation’s stockholders (the “Liquidation Proceeds”), prior and in preference to any distribution of the Liquidation Proceeds to the holders of Common Stock or any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking junior to Series A Preferred Stock as to a liquidation, dissolution or winding up of the Corporation (the “Series A Liquidation Junior Stock”), and on a pari passu basis with respect to any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking on parity with Series A Preferred Stock as to a liquidation, dissolution or winding up of the Corporation (the “Series A Liquidation Parity Stock”), consideration in an amount per share equal to the Series A Preference Price. If, upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the Liquidation Proceeds distributed among the holders of Series A Preferred Stock and the Series A Liquidation Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire Liquidation Proceeds shall be distributed ratably among the holders of Series A Preferred Stock and the Series A Liquidation Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled. In the event of the Corporation’s liquidation, dissolution or winding up, after payment in full of the amounts to which they are entitled pursuant to this Section 4(a), the holders of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining Liquidation Proceeds. None of a Qualifying Merger, a Qualifying Sale, a merger or consolidation of the Corporation with or into another corporation or other entity or sale of all or any part of the assets of the Corporation which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of its assets to its stockholders, shall be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4(a).

(b) Qualifying Merger. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking senior to Series A Preferred Stock as to a Qualifying Merger (the “Series A Qualifying Merger Senior Stock”), in the event of a Qualifying Merger, the holders of Series A Preferred Stock shall be entitled to receive, in connection with the conversion in the Qualifying Merger of the shares of Series A Preferred Stock held by them immediately prior to the effectiveness of the Qualifying Merger, out of the aggregate consideration to which the holders of all capital stock of the Corporation are entitled to receive in connection with the conversion in the Qualifying Merger of such shares held by them immediately prior to the effectiveness of the Qualifying Merger (the “Qualifying Merger Consideration”), prior and in preference to the receipt of Qualifying Merger Consideration by the holders of Common Stock or any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking junior to Series A Preferred Stock as to a Qualifying Merger (the “Series A Qualifying Merger Junior Stock”), and on a pari passu basis with the receipt of Qualifying Merger Consideration by the holders of any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking on parity with Series A Preferred Stock as to a Qualifying Merger (the “Series A Qualifying Merger Parity Stock”), consideration in an amount per share equal to the Series A Preference Price. If, upon the occurrence of a Qualifying Merger, the Qualifying Merger Consideration distributed among the holders of Series A Preferred Stock and the Series A Qualifying Merger Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire Qualifying Merger Consideration shall be distributed ratably among the holders of Series A Preferred Stock and the Series A Qualifying Merger Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled. In the event of a Qualifying Merger, after payment in full of the amounts to which they are entitled pursuant to this Section 4(b), the holders of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining Qualifying Merger Consideration.

(c) Qualifying Sale. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking senior to Series A Preferred Stock as to a Qualifying Sale (the “Series A Qualifying Sale Senior Stock”), in the event of a Qualifying Sale, the holders of Series A Preferred Stock shall be entitled to be paid, out of the aggregate consideration payable to the Corporation in such Qualifying Sale (the “Qualifying Sale Consideration”), prior and in preference to the payment, out of the Qualifying Sale Consideration, to holders of Common Stock or any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking junior to Series A Preferred Stock as to a Qualifying Sale (the “Series A Qualifying Sale Junior Stock”), and on a pari passu basis with the payment, out of the Qualifying Sale Consideration, to the holders of any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking on parity with Series A Preferred Stock as to a Qualifying Sale (the “Series A Qualifying Sale Parity Stock”), consideration in an amount per share equal to the Series A Preference Price. If, upon the occurrence of a Qualifying Sale, the Qualifying Sale Consideration thus distributed among the holders of Series A Preferred Stock and the Series A Qualifying Sale Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire Qualifying Sale Consideration shall be distributed ratably among the holders of Series A Preferred Stock and the Series A Qualifying Sale Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled. In the event of a Qualifying Sale, after payment in full of the amounts to which they are entitled pursuant to this Section 4(c), the holders of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining Qualifying Sale Consideration.

(d) Determining Liquidation Proceeds, Qualifying Merger Consideration and Qualifying Sale Consideration. In the event of a liquidation, dissolution or winding up of the Corporation, a Qualifying Merger or a Qualifying Sale, if any of the Liquidation Proceeds, the Qualifying Merger Consideration or the Qualifying Sale Consideration, respectively, is in a form other than cash, its value for purposes of applying the terms of Section 4(a), Section 4(b) and Section 4(c), respectively, shall be the fair market value thereof determined as follows:

(i) Securities shall be valued at the Average Price of such securities over the twenty (20) Trading Day period ending three (3) Trading Days prior to the distribution date (in the event of a liquidation, dissolution or winding up the Corporation) or the closing date (in the event of a Qualifying Merger or a Qualifying Sale), as applicable;

(ii) Any consideration other than cash or securities shall be valued by the Board of Directors; and

(iii) The foregoing methods for valuing consideration other than cash to be distributed in connection with a Qualifying Merger or a Qualifying Sale, as applicable, may be superseded by any determination of such value set forth in the definitive agreements governing such Qualifying Merger or a Qualifying Sale, respectively.

(e) Noncompliance. In the event the requirements of this Section 4 are not complied with, to the fullest extent permitted by applicable law, the Corporation shall forthwith either:

(i) Cause the closing of such Qualifying Merger or such Qualifying Sale, as applicable, to be postponed or delayed until such time as the requirements of this Section 4 have been complied with; or

(ii) Terminate or abandon such Qualifying Merger or such Qualifying Sale, as applicable, in which event (for the avoidance of doubt) the powers (including voting powers), if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of Series A Preferred Stock shall, to the fullest extent permitted by applicable law, be the same as or revert to, as applicable, the powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, existing prior to such Qualifying Merger or such Qualifying Sale, respectively.

Section 5. Voting Rights.

(a) Generally. Except as provided by this Certificate of Designation or applicable law, each holder of a share of Series A Preferred Stock, as such, shall not be entitled to vote and shall not be entitled to any voting powers in respect thereof.

(b) Protective Provisions. For so long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, directly or indirectly, by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by the Certificate of Incorporation or by applicable law) the prior vote or consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting or consenting separately as a single class, and any such act or transaction entered into without such vote or consent shall, to the fullest extent permitted by applicable law, be null and void ab initio, and of no force or effect:

(i) Amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate of Designation if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely;

(ii) Create, authorize the creation of or issue any series of Preferred Stock;

(iii) Reclassify any class or series of capital stock into any series of Preferred Stock;

(iv) Purchase or redeem, or permit any subsidiary of the Corporation to purchase or redeem, any shares of any Series A Dividend Junior Stock, Series A Liquidation Junior Stock, Series A Qualifying Merger Junior Stock or Series A Qualifying Sale Junior Stock, other than repurchases of shares of such capital stock from former directors, officers, employees, consultants or other individuals performing services for the Corporation or any subsidiary of the Corporation in connection with the cessation of employment or service and for a purchase price per share of such capital stock not exceeding the original purchase price thereof;

(v) Declare or pay any dividend on any Series A Dividend Junior Stock;

(vi) Incur or issue, or permit any subsidiary of the Corporation to incur or issue, any indebtedness for borrowed money (including loans, debt securities and obligations (whether or not contingent) under guarantees of indebtedness of any other Person), to the extent that such indebtedness would cause the Company to be insolvent, as determined by the Company in its reasonable discretion; or

(vii) Enter into, or permit the Corporation’s subsidiaries to enter into, any agreement, arrangement or understanding providing for any of the actions described in the aforesaid clauses (i) - (vi).

(c) Consent in Lieu of Meeting. Notwithstanding anything to the contrary set forth in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of the holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote in accordance with Section 228 of the General Corporation Law.

Section 6. Notices. Any notice required by the provisions of this Certificate of Designation to be given to a holder or holders of Series A Preferred Stock shall be deemed given to each holder of record in any manner permitted by the General Corporation Law.

Section 7. Optional Redemption.

(a) Optional Redemption. Subject to applicable law and provided that the Corporation has not previously delivered notice pursuant to Section 8(b), upon the Business Day established by such holder at any time from time to time from and after the Series A Maturity Date (such Business Day, the “Series A Redemption Date (Holder)”), a holder of an outstanding share or shares of Series A Preferred Stock shall have the right to cause the Corporation to redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock held by such holder at the Series A Preference Price, paid by the Corporation in cash.

(b) Mechanics of Optional Redemption. A holder of an outstanding share or shares of Series A Preferred Stock desiring to cause the Corporation to redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock held by such holder pursuant to this Section 7 shall deliver (on any Business Day that is after the Series A Maturity Date) written notice thereof to the principal office of the Corporation or of any transfer agent for Series A Preferred Stock specifying the Series A Redemption Date (Holder) (which Series A Redemption Date (Holder) may not be prior to the thirtieth (30th) calendar day following the date upon which such written notice is delivered pursuant this Section 7(b)), together with the certificate or certificates representing such shares of Series A Preferred Stock to be redeemed under this Section 7, duly indorsed for transfer to the Corporation.

(c) Payment of Redemption Amount. The Series A Preference Price shall be paid in cash. Upon the Series A Redemption Date (Holder), the Corporation shall, except to the extent prohibited by Delaware law governing distributions to stockholders, pay the Series A Preference Price to the holders of outstanding shares of Series A Preferred Stock delivering a written notice and certificate or certificates pursuant to Section 7(b). If the amount available for distribution under Delaware law governing distributions to stockholders shall be insufficient to permit the payment of the Series A Preference Price to all holders of shares of Series A Preferred Stock delivering a written notice and certificate or certificates pursuant to Section 7(b), then the entire amount available for distribution under Delaware law governing distributions to stockholders shall be utilized to redeem ratably among such holders of shares of Series A Preferred Stock.

(d) Delivery of Redemption Amount. The Corporation shall, as soon as practicable, and in no event later than three (3) Trading Days, after the Series A Redemption Date (Holder), deliver the Series A Preference Price, in cash, to the holder of each share of Series A Preferred Stock entitled thereto by either (i) wire transfer, to an account designated by the relevant holder by in the written notice delivered by the holder pursuant to Section 7(b), or (ii) delivery of a check, to the address of the relevant holder as shown on the books and records of the Corporation.

(e) Effect of Optional Redemption. Redemption of outstanding shares of Series A Preferred Stock pursuant to this Section 7 shall be deemed to have been made immediately prior to the close of business on the Series A Redemption Date (Holder). From and after the Series A Redemption Date (Holder), each share of Series A Preferred Stock redeemed pursuant to this Section 7 shall no longer be deemed to be outstanding and all rights in respect of such share of Series A Preferred Stock shall cease, except for the right to receive the Series A Preference Price.

Section 8. Automatic Redemption.

(a) Automatic Redemption. Subject to applicable law and provided that a holder has not previously delivered notice pursuant to Section 7(b), upon the Business Day established by the Disinterested Directors at any time from time to time from and after the Series A Maturity Date (the “Series A Redemption Date (Corporation)”), the Corporation shall have the right to redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock at the Series A Preference Price, paid by the Corporation in cash; provided, however, the amount available for distribution under Delaware law governing distributions to stockholders shall be sufficient to permit the payment of the Series A Preference Price to all holders of outstanding shares of Series A Preferred Stock.

(b) Mechanics of Automatic Redemption. The Corporation shall exercise its right to redeem all of the outstanding shares of Series A Preferred Stock pursuant to this Section 8 by delivering written notice thereof to the holders of all of the outstanding shares of Series A Preferred Stock specifying the Series A Redemption Date (Corporation) (which Series A Redemption Date (Corporation) may not be prior to the Business Day on which such written notice is delivered pursuant this Section 8(b)) and requesting the surrender of the certificate or certificates representing such shares of Series A Preferred Stock to be redeemed under this Section 8, duly indorsed for transfer to the Corporation.

(c) Payment of Redemption Amount. The Series A Preference Price shall be paid in cash. Upon the Series A Redemption Date (Corporation), the Corporation shall pay the Series A Preference Price to the holders of all (but not less than all) of the outstanding shares of Series A Preferred Stock.

(d) Delivery of Redemption Amount. The Corporation shall, as soon as practicable, and in no event later than three (3) Trading Days, after the Series A Redemption Date (Corporation), deliver the Series A Preference Price, in cash, to the holder of each share of Series A Preferred Stock by either (i) wire transfer, to an account designated by the relevant holder by in the written notice delivered by the holder pursuant to Section 8(b), or (ii) delivery of a check, to the address of the relevant holder as shown on the books and records of the Corporation.

(e) Effect of Automatic Redemption. The redemption of outstanding shares of Series A Preferred Stock pursuant to this Section 8 shall be deemed to have been made immediately prior to the close of business on the Series A Redemption Date (Corporation). From and after the Series A Redemption Date (Corporation), each share of Series A Preferred Stock redeemed pursuant to this Section 8 shall no longer be deemed to be outstanding and all rights in respect of such share of Series A Preferred Stock shall cease, except for the right to receive the Series A Preference Price.

Section 9. Status of Converted, Redeemed or Repurchased Shares. If any share of Series A Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation in any manner whatsoever, the share of Series A Preferred Stock so acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Preferred Stock. Any share of Series A Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the Certificate of Incorporation or imposed by the General Corporation Law.

Section 10. Waiver. The powers (including voting powers), if any, of the Series A Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series A Preferred Stock may be waived as to all shares of Series A Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, consenting or agreeing separately as a single class.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series A Preferred Stock of New Arena Holdco, Inc on this ______ day of _____________, 2024.

NEW ARENA HOLDCO, INC.

By:
Name:
Title: